Exhibit 3

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), is dated as of July 10, 2007, among Eppendorf Incorporated, a Delaware corporation (“Parent”), and the shareholders of New Brunswick Scientific Co., Inc., a New Jersey corporation (the “Company”), that are parties hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, in order to induce Parent and Edison Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent has requested each Shareholder, and each Shareholder has agreed to enter into this Agreement with respect to all shares of common stock, par value $0.0625 per share, of the Company (the “Shares”) that such Shareholder beneficially owns.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01      Voting Agreement. Each Shareholder hereby irrevocably and unconditionally agrees, severally and not jointly, to vote all Shares that such Shareholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger and any other related agreements and any actions related thereto at any meeting of the shareholders of the Company and any adjournment or postponement thereof, at which such Merger Agreement and other related agreements (or any amended version thereof) or such other actions are submitted for the consideration and vote of the shareholders of the Company (or pursuant to action by written consent in lieu of any such meeting). Each Shareholder hereby agrees that he or she will not vote any Shares in favor of the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company not contemplated by the Merger Agreement, (iii) corporate action, the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02      Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to his or her Shares. If requested by Parent, each Shareholder will grant a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express, consent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to such Shareholder’s Shares. Any proxy granted by each Shareholder pursuant to this Article shall be irrevocable and shall be granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Any proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms. Except upon termination of this Agreement, any irrevocable Proxy shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which such Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof any Shareholder should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before this Agreement is terminated in accordance with the terms hereof, certificates representing the Shares shall be delivered by or on behalf of the Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination dissolution, liquidation or other event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 1.03      Additional Shares. Each Shareholder severally and not jointly hereby agrees to promptly notify Parent of the number of any new Shares with respect to which beneficial ownership is acquired by such Shareholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 4.03. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Shareholder as of the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date of this Agreement, as of the date of any meeting of the shareholders of the Company (and as of the date of any adjournment or postponement thereof) and as of the date of the execution of any action by written consent in lieu of any such meeting that:

Section 2.01      Authorization. Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.

The execution, delivery and performance by such Shareholder of this Agreement and the consummation by him or her of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by him or her of this Agreement and the consummation by him or her of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

Section 2.02      Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03      Ownership of Shares. Such Shareholder is the beneficial owner of, and has the sole right to vote, the number of Shares set forth next to the Shareholder’s signature on the signature pages hereto (excluding Shares subject to Options), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. The Shares set forth next to such Shareholder’s name on the signature page hereto constitute all of the shares of common stock of the Company that are beneficially owned by such Shareholder as of the date hereof, and such Shareholder and such Shareholder’s immediate family members or affiliates do not beneficially own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of common stock or any securities convertible into shares of common stock of the Company (other than Options).

Section 2.04      Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

Section 2.05      Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any

Governmental Entity that could impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.06      Shareholder Has Adequate Information. Each Shareholder is a sophisticated investor with respect to the Shares held by such Shareholder and has independently and without reliance upon Parent based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Shares are irrevocable, and that such Shareholder shall have no recourse to the Shares or Parent with respect to the Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Shareholder:

Section 3.01      Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

ARTICLE IV

COVENANTS OF EACH SHAREHOLDER

Each Shareholder, severally and not jointly, hereby covenants and agrees that:

Section 4.01      No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, grant any proxies, enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

Section 4.02      Restrictions on Transfer. Except as provided for herein, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly transfer, pledge, hypothecate, assign, encumber or otherwise dispose of or place any Lien on, any Shares. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Shareholder may, with the consent of Parent which shall not be unreasonably withheld, (i) make transfers of Shares for estate planning or similar purposes so long as such Shareholder retains control over the voting and disposition of such Shares for bona fide estate planning to his, her, or its affiliates or immediate family members or (ii) make transfers to other Shareholders; provided that as a condition to such transfer contemplated in clauses (i) and (ii), such affiliate, immediate family member or Shareholder shall execute an agreement that is identical to this Agreement (except to reflect the change of the transferee) and provided, further that the transferring Shareholder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof.

Section 4.03      Disclosure. Each Shareholder hereby authorizes Parent, Merger Sub and the Company and any of their affiliates, to publish and disclose in any announcement or disclosure required by the Law, including the Company’s proxy statement and any statement on Schedule 13D, such Shareholder’s identity and ownership of the Shares and the nature of such Shareholder’s obligations under this Agreement.

Section 4.04         Shares Held of Record. Promptly following execution and delivery of this Agreement, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that, while this Agreement is in effect, all of such Shareholder’s Shares held of record, if any, included in the Shares identified across from the name of such Shareholder on the Signature page hereto may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement.

Section 4.05      Adjustments. In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

Section 4.06      No Solicitation. During the term of this Agreement such Shareholder shall not, and shall not authorize any of such Shareholder’s Representatives to, directly or indirectly, (a) solicit, initiate, encourage, or facilitate any inquiries or the making of any offer or proposal with respect to a Takeover Proposal (b) provide any non-public information or data about the Company or the Company Subsidiaries to any third party, or (c) participate or engage in negotiations or discussions with any person (other than Parent, Merger

Sub, or their Representatives) with respect to any Takeover Proposal; provided, however, that beginning on the date as of which the Company is entitled to deliver and has delivered to Parent the Notice of Superior Proposal and ending when the Company no longer has the right to terminate the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement, such Shareholder, in its capacity as an officer or director of the Company, may enter into discussions or negotiations with and furnish information to the person making the Superior Proposal giving rise to the delivery of the Notice of Superior Proposal. Such Shareholder agrees immediately, and shall instruct is Representatives to immediately, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal. Notwithstanding the restrictions set forth in this Section 4.06, such Shareholder may exercise such Shareholder’s fiduciary duties in such Shareholder’s capacity as an officer or director of the Company in accordance with the terms of the Merger Agreement.

Section 4.07      Notice of Additional Shares. While this Agreement is in effect, such Shareholder shall notify Parent promptly (and in any event within three (3) business days) in writing of the number of any additional Shares acquired by such Shareholder, if any, after the date hereof.

Section 4.08      Prohibited Actions. Such Shareholder will not take any action which would have the effect of preventing such Shareholder from performing its obligations under this Agreement.

Section 4.09      Class Actions. With respect to acts or omissions (i) by the Company or its officers or directors taking or occurring prior to or at Closing or (ii) by any party in connection with the Merger Agreement or in contemplation of the Merger or the other transactions contemplated by the Merger Agreement, such Shareholder (a) shall, in connection with any class action arising out of or resulting from any such acts or omissions, opt out of such class action and, in the even such Shareholder receives any distribution from any such class action, promptly pay over and remit to the Company the full amount of such distribution without setoff; and (b) shall not, in his or her capacity as a Shareholder, initiate or otherwise facilitate the bringing of any other action or suit arising or resulting from any such acts or omissions.

Section 4.10      Individually Held Shares of Subsidiaries. To the extent any Shareholder directly or indirectly (other than through the Company) holds any shares of, or equity interest in, any subsidiary of the Company, at the Effective Time, such shares shall be transferred, free and clear of all Liens, to Parent or a person designated by Parent.

ARTICLE V

MISCELLANEOUS

Section 5.01      Personal Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Shareholder signs solely in his or her capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

Section 5.02      Further Assurances. Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his, her or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

Section 5.03       Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (x) the consummation of the Merger and (y) the termination of the Merger Agreement in accordance with its terms.

Section 5.04      Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05      Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Parent may assign all or any of its rights and obligations hereunder to an affiliate of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.06      Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof.

Section 5.07      No Waiver. No failure or delay by Parent in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.08      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.09      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.10      Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.11      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.12      Capitalized Terms; Interpretation. Capitalized terms used but not defined herein and the terms “affiliate,” “business day,” “knowledge” and “person” and shall have the respective meanings set forth in the Merger Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent has, and the Shareholders severally for each such Shareholder have, caused this Agreement to be duly executed as of the day and year first above written.

EPPENDORF INCORPORATED
By:	/s/ Martin N. Farb
	Name:	Martin N. Farb
	Title:	President and Chief Executive Officer

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock: Outstanding Options:	1,975,636[1] 40,000	/s/ David Freedman
David Freedman

_______________________

[1]	Includes 990,434 shares held directly by David Freedman and 985,202 shares held by the Estate of Sigmund Freedman for which David Freedman is the executor.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock:	182,794	/s/ Phyllis Freedman
Phyllis Freedman

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock: Outstanding Options:	81,105[2] 29,000	/s/ Kenneth Freedman
Kenneth Freedman

_______________________

[2]	Includes 37,949 shares held directly by Kenneth Freedman, 12,962 shares held Mr. Freedman’s spouse and 30,194 shares held by Mr. Freedman’s minor children.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock: Outstanding Options:	26,363 111,700	/s/ James T. Orcutt
James T. Orcutt

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock: Outstanding Options:	73,914[3] 18,000	/s/ David Pramer
David Pramer

_______________________

[3]	Includes 66,292 shares held directly by Dr. David Pramer and 8,247 shares held by Dr. Pramer’s spouse.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:
Shares of Common Stock: Outstanding Options:	34,038 51,100	/s/ Lee Eppstein
Lee Eppstein